Principal Amount: $55,000	Issue Date: June 21, 2013

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, ATTUNE RTD, a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of TWENTY08, LLC TWENTY08, LLC, a natural person, or registered assigns (the “Holder”) the sum of $55,000 together with any interest as set forth herein, on June 23, 2014 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of twelve percent (12%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or by prepayment or otherwise. The principal amount which shall accrue interest of $6,600, due at maturity with principal of $55,000, totaling $61,600 due on the date of maturity. All payments by Borrower to Holder shall be made from proceeds received in the normal course of business and in connection with the company’s Equity Line Financing (ELF) that is currently in process with Dutchess Capital, made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of Palm Springs, California are authorized or required by law or executive order to remain closed.

The following terms shall apply to this Note:

ARTICLE I. Collateral, Warrants, Shares, First Right of Refusal, and Taxes

1.1 Collateral. This note is secured by the Borrower’s “Energy Forecasting and Management Device”, Patent #7777366 (the “Patent”), which has been issued by the USPTO, including the associated source code, drawings, and schematics (collectively, the “Collateral”). The source code is not patented.

1.2 Greenberg Traurig, LLP. A debt obligation of exactly $7,950 is owed to Greenberg Traurig. There are no other claims or encumbrances associated with the Patent. The Borrower agrees to use monies received from this Note to immediately satisfy this outstanding debt obligation owed to Greenberg Traurig, LLP. As per an email received by Adrianne L. Chernove, at 10:46 am on 5/24/2013, the Accounts Receivable Supervisor for Greenberg Traurig, LLP, “A payment of $15.9K will fully release Attune from all current and historic financial obligation to Greenberg Traurig.”

Upon receipt of liquid funds under this Note and made available by our depositing bank, Borrower will issue Greenberg Traurig, LLP a cashier check in that exact amount to satisfy the entire amount owed, and provide Holder with a copy of the instrument and invoice or communication from Greenberg Traurig, LLP showing receipt of funds and releasing Borrower and Patent from all current and historical financial obligations or encumbrances related to the Patent.

1.3 Warrants. The Holder shall have the right, but not the obligation, to purchase shares of common stock equal to the face value of this Note, $55,000, at a fixed share price of $0.04, totaling not more than 1,375,000 shares of restricted common stock beginning on the date of inception of this Note and terminating exactly Three years later. The parties may enter into a separate Warrant Agreement that is consistent with the terms of the warrants granted and discussed herein. Notification to exercise Warrants shall be made in accordance with Article III, paragraph 3.1.

1.4 Authorized Shares. The Borrower covenants that during the period the Warrant rights exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, to provide for the issuance of Common pursuant to this Agreement. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower (i) acknowledges that it will instruct its transfer agent to issue certificates for the Common Stock issuable upon exercise of the warrants, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note

(a) Payment of Taxes. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on exercise of the warrants in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(b) Obligation of Borrower to Deliver Common Stock. Upon receipt by the Borrower of a Notice to exercise warrants, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional.

1.5 Concerning the Shares. The shares of Common Stock issuable upon exercise of Warrants may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”).

1.6. First Right of Refusal-“Call Option”. Borrower agrees to provide Holder the right, but not the obligation, to enter into future loan agreements with stock warrants equivalent to the face value of future Note(s). Exercise price is to be negotiated at time of inception. Holder will have ten business days to either accept or decline to engage in future transactions. If Holder declines to enter into future transactions, Borrower is free to engage other interested parties.

ARTICLE II. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

2.1 Failure to Pay Principal and Interest. The Borrower fails to pay the principal and interest thereon when due on this Note. In such event of default, Borrower agrees to make itself available during business hours for the purposes of facilitating transfer of those items secured by this Note. Notice of default shall be made in accordance with Article III, paragraph 3.1.

2.2 Exercise of Warrants. The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder, notification of which is made in writing in accordance with Article III, paragraph 3.1, of the Warrant rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) any certificate for shares of Common Stock issued to the Holder upon exercise. Notification to exercise Warrants shall be made in accordance with Article III, paragraph 3.1.

2.3 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

2.4 Bankruptcy. Insolvency, reorganization or liquidation proceedings, or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

ARTICLE III. MISCELLANEOUS

3.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

ATTUNE RTD

3111 Tahquitz Canyon Way

Palm Springs, CA 92263

Attn: THOMAS BIANCO, Chief Financial Officer

760.406.1146

Email: tbianco@attunertd.com

OR

ATTUNE RTD

3111 Tahquitz Canyon Way

Palm Springs, CA 92263

Attn: SHAWN DAVIS, Chief Executive Officer

760.333.3842

Email: sdavis@attunertd.com

With a copy by fax only to (which copy shall not constitute notice):

Gary L. Blum, Esq.

Law Offices of Gary L. Blum

3278 Wilshire Boulevard, Suite 603

Los Angeles, California 90010

Phone: 213.381.7450

Fax: 213.384.1035

email: gblum@gblumlaw.com

www.gblumlaw.com

If to the Holder:

TWENTY08, LLC

With a copy by fax only to (which copy shall not constitute notice):

Law Firm?

3.2 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.3 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.

3.4 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

3.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of California or in the federal courts located in the state and county of Riverside. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

3.6 Notice of Corporate Events. The Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it exercises the warrant option of this Note into Common Stock, at which point Holder will then be entitled to the same rights afforded any other person owning shares in the company’s common stock.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this Thursday, June 21, 2013

DATE
Shawn Davis, C.E.O, For Attune RTD

DATE
TWENTY08, LLC